Exhibit  23.1

                          INDEPENDENT AUDITORS' CONSENT


To  the  Board  of  Directors  and  Shareholders
Data  Systems  &  Software  Inc.:

     We consent to the use of our report dated March 8, 2002 with respect to the consolidated balance sheets of Data Systems & Software Inc. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity and cash flows for each of the years in the two year period ended December 31, 2001, incorporated by reference herein, which report appears in the Annual Report on Form 10-K of Data Systems & Software Inc. for the year ended December 31, 2001, and to the reference to our firm herein under the heading "Experts." Our report refers to a change in accounting for purchase method business combinations completed after June 30, 2001.



/s/  KPMG  LLP

Short  Hills,  New  Jersey
July  10,  2002